CONFIRMING  STATEMENT
        This statement confirms that the undersigned, R. Clay Etheridge, has authorized and designated each of Warren L. Williams, Dennis G. Berryhill, Kathy E. Alexander,
and William L. Pardue, signing singly, to execute and file on the undersigned's behalf all
Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Willbros Group, Inc. (the
"Company").  The authority of Warren L. Williams, Dennis G. Berryhill, Kathy E.
Alexander, and William L. Pardue under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing.  The undersigned acknowledges that Warren L. Williams, Dennis G.
Berryhill, Kathy E. Alexander, and William L. Pardue are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Date:                January 18, 2005                     /s/ R. Clay Etheridge